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                              EVALUATION AGREEMENT


    THIS AGREEMENT is made as of this 23rd day of May, 1997 between ONTRO, INC. of 12675 Danielson Ct., #401, Poway CA 92064 ("Ontro") and NESTLE USA, INC. of 800 North Brand Boulevard, Glendale, CA 91203 ("Nestle").

                                   BACKGROUND

A. Ontro has developed a self-heating container for foods and beverages (the "Container"), for which United States Patents Nos. 5,461,867 and 5,626,022 have been granted and PCT Application WO 95/32656 has been filed, and has developed technology relating to the functionality of the Container.

B. Ontro has requested Nestle to evaluate its possible commercial interest in the Container, with the intent that if Nestle's evaluation of the Container is favorable, the parties may negotiate an agreement under which Nestle would have the right to utilize the Container in the production and sale of designated food and/or beverage products. Nestle is willing to evaluate its commercial interest in the Container on the terms and conditions set forth below.


IT IS AGREED as follows:

1. During the term of this Agreement, (i) Nestle will evaluate its interest in the Container for use in packaging beverage and liquid food products, including but not limited to infant formula (the "Product Categories") and (ii) Ontro will not grant any right or license or enter into any agreement with respect to the Container which would in any way prevent or restrict Ontro's ability to grant Nestle the right to utilize the Container in the Product Categories.


2. To enable Nestle to carry out its evaluation, Ontro shall, promptly upon execution of this Agreement,

     (a) make a full disclosure to Nestle of all business and technical information in Ontro's possession or under its control regarding the Container, which may be reasonably required by or useful to Nestle in conducting its evaluation of the Container, including, without limitation, specifications, drawings, cost and pricing information, manufacturing information, suppliers, economic studies and forecasts, patent enforcement and validity opinions, and the like, provided, however, that Ontro shall not be obligated to disclose information which it has received from third parties under conditions of confidentiality;

     (b) disclose to Nestle all information in Ontro's possession or under its control regarding State and/or Federal regulatory petitions, requirements, requests, exemptions,


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clearances, inquiries, and the like concerning the Container, its ingredients, construction, or use;

     (c) provide Nestle with a reasonable number of functional samples of the Container, up to a maximum of 5,000 units, to enable Nestle to test the functional effectiveness and storage and handling characteristics and stability of the Container;

     (d) make available for consultation with Nestle, upon Nestle's reasonable request, during regular business hours, those officers, employees and representatives of Ontro knowledgeable in the Container to freely discuss with Nestle business and technical information concerning the Container. Such consultations shall be at Ontro's offices in Poway, CA or at such other places as Nestle may designate, provided that Nestle shall pay the travel and living expenses of Ontro's personnel for meetings outside of Poway, CA.

3. A research study (the "Study") shall be established with the BASES group to obtain (i) qualitative information regarding the concept of using the Container in the packaging of foods and beverages and the pricing of Containers, and (ii) quantitive information concerning sales volume potentials for foods and beverages in the Product Categories packaged in the Containers. The protocol for the Study shall be mutually agreed to by Ontro and Nestle, and Ontro and Nestle shall each pay one-half of the cost of the Study. Ontro and Nestle shall both be entitled to all information generated or provided from or as a result of the Study.

4. All information disclosed by Ontro to Nestle pursuant to this agreement, including the Containers, shall be subject to the confidentiality and limited use provisions of the Confidential Disclosure Agreement of April 15, 1997 between the parties, provided that the information is identified as confidential at the time of disclosure as provided in paragraph I of said agreement. Also, the terms, conditions and exclusions set out in the Confidential Disclosure Agreement regarding information disclosed by Ontro shall also apply to information disclosed by Nestle to Ontro pursuant to this Agreement.

5. Nestle shall consult with Ontro from time to time during the course of its evaluation of the Container, with regard to the status and current results of its evaluation. Within thirty (30) days after the expiration or termination of this Agreement, Nestle shall notify Ontro of the results of its evaluation of the Container.

     (a) If Nestle informs Ontro that as a result of its evaluation it desires to acquire rights for the commercial use of the Container, the parties shall use their reasonable best efforts to negotiate a mutually acceptable agreement for Nestle's commercial use of the Container for the Product Categories.

     (b) If Nestle informs Ontro that it has no interest in the commercial use of the Container, Nestle shall promptly return to Ontro all information regarding the Container disclosed to it by Ontro in written form as well as any remaining Containers. Any analysis, compilations, studies or other documents prepared by Nestle during the course of its evaluation,


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which contains Confidential Information of Ontro, will be destroyed.

6. The period of Nestle's evaluation of the Container shall be eight (8) months from the date of this Agreement, or four (4) months from the date Ontro provides Nestle with all samples of the Container reasonably required by Nestle for shelf life and storage stability testing, whichever is last to occur.

7. The parties shall at all times be independent contractors and neither shall have the right to act as the agent of the other in any respect. This Agreement shall in no way constitute or give rise to a partnership, agency, or joint venture between the parties.

8. This Agreement is only for the purpose of evaluation of the Container by Nestle. No other right is granted by Ontro.

9. Any dispute relating to this Agreement shall be resolved in accordance with the rules of the American Arbitration Association.

10. This Agreement, together with the Confidential Disclosure Agreement, sets forth the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties (whether written or oral) relating thereto. No modification shall be effective unless made in writing and signed by a duly authorized representative of each party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized representative.

ONTRO, INC.                                  NESTLE USA, INC.


By                                           By
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Title                                        Title
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